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                                                                     EXHIBIT 4.1


                               FIRST AMENDMENT TO
                                RIGHTS AGREEMENT

     This First Amendment to Rights Agreement, dated as of May 12, 1999, between Daniel Industries, Inc. (the "Company") and EquiServe Trust Company, N.A. (successor to Wachovia Bank and Trust Company, N.A.) (the "Rights Agent").

     WHEREAS, the Company and Wachovia Bank and Trust Company, N.A. ("Wachovia") entered into the Rights Agreement dated as of May 31, 1990 (the "Rights Agreement"), providing for the issuance of preferred share purchase rights to holders of the Company's common stock, $1.25 par value; and

     WHEREAS, Wachovia desires to withdraw from the business of acting as rights agent with respect to plans such as the Rights Agreement; and

     WHEREAS, the parties desire to amend the Rights Agreement to name Equiserve Trust Company, N.A. as Rights Agent, to eliminate the requirement of Disinterested Directors (as that term is defined in the Rights Agreement) to effect a redemption of the rights and other matters and to effect other minor changes;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. The first sentence of the Rights Agreement is amended to read as follows in its entirety:

          "Rights Agreement, dated as of May 31, 1990, between Daniel Industries, Inc., a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A., a national banking association (the "Rights Agent")."

     2. Section 1(a) of the Rights Agreement is amended to read as follows in its entirety:

          "(a) `Acquiring Person' shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include
     (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding Common Shares of the Company for or pursuant to the terms of any such plan or (v) Emerson Electric Co., a Missouri corporation ("Emerson"), Emersub LXXIV, Inc., a Delaware corporation ("Emersub"), or their Affiliates. Notwithstanding the foregoing, no Person shall become an `Acquiring Person' as the result of an acquisition of Common Shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company and shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional




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     Common Shares of the Company, then such Person shall be deemed to be an
     `Acquiring Person'."

     3. Section 1(d) of the Rights Agreement is amended to read as follows in its entirety:

          "(d) `Business Day' shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated by law or executive order to close."

     4. Section 1(g) of the Rights Agreement is amended to read as follows in its entirety:

          "(g) Not Used."

     5. The second sentence of Section 2 of the Rights Agreement is amended by adding the following to the end of such sentence:

     ", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent."

     6. Section 3(a) of the Rights Agreement is amended by adding the following as a new last sentence:

     "Notwithstanding any of the foregoing to the contrary, no Distribution Date shall occur by reason of the approval or execution of the Agreement and Plan of Merger dated May 12, 1999, by and among Emerson, Emersub and the Company (the "Merger Agreement") or the Stock Option Agreement dated May 12, 1999, by and between Emerson and the Company (the "Stock Option Agreement"), the announcement or consummation of the tender offer by Emersub to purchase all the issued and outstanding Common Shares, including the related Rights, at a price of $21.25 per Common Share, the subsequent merger of Emersub with and into the Company or any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement."

     7. Section 11(a)(iii) of the Rights Agreement is amended by deleting the second proviso so that clause (a)(iii) reads as follows in its entirety:

          "(iii) In lieu of issuing Common Shares of the Company in accordance with Section 11(a)(ii) hereof, the Company may, if the Board of Directors determines that such action is necessary or appropriate, elect to issue or pay, upon the exercise of the Rights, cash, property, Common Shares of the Company, shares of preferred stock, notes, debentures or other securities, or any combination thereof, having an aggregate value equal to the value of the Common Shares of the Company which otherwise would have been issuable pursuant to Section 11(a)(ii), which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors; provided, however, that, except as provided in the second and third sentences of subparagraph (ii) of this paragraph (a), each holder of the Right must receive the same consideration upon the exercise of a Right. For purposes of this subparagraph (iii), the value of Common Shares of the Company shall be as determined pursuant to Section 11(d) hereof and the value of any




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     preferred stock or other securities which the Board of Directors determines to be the substantial equivalent of Common Shares of the Company shall be deemed to have the same value as the Common Shares of the Company."

     8. Section 20(c) and the second sentence of Section 18 of the Rights Agreement are amended by inserting the word "gross" before the word "negligence" as used therein.

     9. Section 23(b) of the Rights Agreement is amended by deleting the proviso so that clause (b) reads as follows in its entirety:

          "(b) The Board of Directors of the Company may, at its option, at any time prior to the close of business on the tenth Business Day after the Shares Acquisition Date, redeem all but not less than all the then outstanding rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price")."

     10. Section 24(a) of the Rights Agreement is amended by deleting the proviso so that clause (a) reads as follows in its entirety:

          "(a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or any part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares of the Company at the exchange ratio of one Common Share of the Company per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to at the "Exchange Ratio")."

     11. Section 26 of the Rights Agreement is amended by changing the address for purposes of notices to the Rights Agent to read as follows in its entirety:

     "Equiserve Trust Company, N.A.
     c/o Equiserve Limited Partnership
     150 Royall Street
     Canton, Massachusetts 02021
     Attention: Client Administration"

     12. Section 27 of the Rights Agreement is amended by deleting the proviso and adding a new second sentence so that the section reads as follows in its entirety:

          "Section 27. Supplements and Amendments. The Company may (and the Rights Agent shall at the direction of the Company) from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) at any time, to cure any ambiguity, (ii) at any time, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) prior to the Distribution Date, to change or supplement any of the provisions hereof in any manner which the Company may deem necessary or desirable (including, but without any limitation, changing the percentage of ownership of Common Shares of the Company at which a Person becomes an Acquiring Person, the Distribution Date, the time for redemption of Rights or the time for, or limits on, amendment of this Agreement) or (iv) after the Distribution




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     Date, to change or supplement the provisions hereof in any manner which the
     Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of the Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent. Any amendment to (i) Section 1(a), which would have the effect of Emerson, Emersub or their Affiliates not being included in the group of Persons who shall not be "Acquiring Persons", or
     (ii) the last sentence of Section 3(a), shall require the prior written consent of Emerson."


     13. Each reference to "this Rights Agreement" and each other similar reference contained in the Rights Agreement shall, after this First Amendment becomes effective, refer to the Rights Agreement as hereby amended.

     14. Except as expressly set forth herein, the Rights Agreement shall remain in full force and effect pursuant to its terms and conditions.

     IN WITNESS WHEREOF, the parties acknowledge their agreement to the foregoing by due execution of this First Amendment by their respective authorized representatives as of the date first written.

DANIEL INDUSTRIES, INC.                     EQUISERVE TRUST COMPANY, N.A.
By:  /s/ James M. Tidwell                   By: /s/ Darlene M. DioDato
   ------------------------------              --------------------------------
Name: James M. Tidwell                      Name: Darlene M. DioDato
Title: Executive Vice President             Title: Managing Director

ACKNOWLEDGED AND AGREED TO:

WACHOVIA BANK AND TRUST COMPANY, N.A.
By:  /s/ Deborah N. Keaton
   -----------------------------
Name: Deborah N. Keaton
Title: Vice President




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